As filed with the U.S. Securities and Exchange Commission on January 5, 2023.

Registration No. 333-267407

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________
POST EFFECTIVE AMENDMENT NO. 1
to
Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________________
Frontline plc
(Exact name of registrant as specified in its charter)
____________________________________

Cyprus	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Frontline plc
8, Kennedy Street
Iris House, Off. 740B
3106 Limassol, Cyprus
+35 725-588767
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
____________________________________

Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
212-574-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________________________
Copies to:
Keith Billotti, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
(212) 574-1200 (telephone number)
(212) 480-8421 (facsimile number)
____________________________________

Approximate date of commencement of proposed sale of the securities to the public

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
____________________________________

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement No. 333-267407, as declared effective on December 2, 2022 (the “Registration Statement”), is being filed pursuant to Rule 414(d) under the Securities Act of 1933 (the “Securities Act”) by Frontline plc, a Cyprus public limited company (“Frontline (Cyprus)”), as the successor to Frontline Ltd., a Bermuda exempted company (“Frontline (Bermuda)”). Effective December 30, 2022, Frontline (Bermuda) changed its jurisdiction of incorporation from Bermuda and redomiciled to Cyprus (the “Redomiciliation”). Frontline (Cyprus) expressly adopts the Registration Statement, as it is modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”). For the purposes of this Amendment and the Registration Statement, references to the “Company,” the “Registrant,” “we,” “our,” “us” and similar terms mean, as of any time prior to the Redomiciliation, Frontline (Bermuda), and, as of any time after the Redomiciliation, Frontline (Cyprus). This Amendment is being filed to supplement the Registration Statement to include additional information to reflect the Redomiciliation as set forth in this explanatory note. The section entitled “Experts” included in the Registration Statement and our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the Securities and Exchange Commission on March 17, 2022, which contains our audited condolidated financial statements for the most recent fiscal year for which those statements have been filed are hereby incorporated by reference into this Amendment. The remainder of the Registration Statement is unchanged. All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the Redomiciliation will not reflect the change in jurisdiction of incorporation.
We previously operated as an exempted company under the Companies Act 1981 of Bermuda (the “Bermuda Companies Act”). Effective December 30, 2022, we discontinued our existence as Frontline (Bermuda) as provided under Sections 132G and 132H of the Bermuda Companies Act, and, pursuant to Sections 354(B)-(H) of Cap.113 of the statutes of the Republic of Cyprus (the “Cyprus Companies Law”), continued our existence as Frontline (Cyprus). The business, assets and liabilities of the Company and its subsidiaries on a consolidated basis, as well as its fiscal year, were the same immediately after the Redomiciliation as they were immediately prior to the Redomiciliation. In addition, the directors and executive officers of the Company immediately after the Redomiciliation were the same individuals who were directors and executive officers, respectively, Frontline (Bermuda) immediately prior to the Redomiciliation.
The Company’s ordinary shares continue to be listed for trading on the New York Stock Exchange and Oslo Stock Exchange under the ticker symbol “FRO” and have been assigned a new CUSIP number M46528101, effective as of January 3, 2023, and a new ISIN CY0200352116, effective on or about January 9, 2023. In addition, the Company's name has changed to Frontline plc on the NYSE on January 3, 2023.

As a result of the Redomiciliation, holders of ordinary shares of Frontline (Bermuda) became holders of ordinary shares of Frontline (Cyprus). Upon effectiveness of the Redomiciliation, each of our currently outstanding ordinary shares continue to be outstanding by operation of law, on a one-for-one basis, as ordinary shares of Frontline (Cyprus) with the same nominal value. Consequently, upon effectiveness of the Redomiciliation, each holder of our ordinary shares instead hold ordinary shares of Frontline (Cyprus) of the same nominal value, representing the same proportional equity interest in Frontline as that shareholder held in Frontline (Bermuda) and representing the same class of shares. The number of ordinary shares of Frontline (Cyprus) outstanding immediately after the Redomiciliation are the same as the number of ordinary shares of Frontline (Bermuda) outstanding immediately prior to the Redomiciliation.

The rights of holders of the Company’s ordinary shares are now governed by the Cyprus Companies Law and the Company’s Amended and Restated Memorandum and Articles of Association, as adopted effective as of December 30, 2022 and attached as Exhibit 3.5 hereto.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 197 of Cyprus Companies Law provides as follows:

197.
Subject as hereinafter provided, any provision, whether contained in the articles of a company or in any contract with a company or otherwise, for exempting any officer of the company or any person, whether an officer of the company or not, employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company shall be void:

Provided that-
(a) nothing in this section shall operate to deprive any person of any exemption or right to be indemnified in respect of anything done or omitted to be done by him while any such provision was in force; and
(b) notwithstanding anything in this section, a company may, in pursuance of any such provision as aforesaid, indemnify any such officer or auditor against any liability incurred by him in defending any proceedings, whether civil or criminal in which judgment is given in his favour or in which he is acquired or in connection with any application under section 383 in which relief is granted to him by the Court.

Article number 143 of Frontline plc, or the Company, provides as follows:

143.
The Directors, Managing Directors, Managers, Agents, Auditors, Secretary and other Officers or servants for the time being of the Company, and the Trustees (if any) for the time being acting in relation to any of the affairs of the Company and every of them, and every of their heirs and executors, shall, subject to the Law, be indemnified and secured harmless out of the assets and profits of the Company from and against all actions, costs, charges, losses, damages, and expenses, which they are any of them, their or any of their heirs or executors shall or may incur or sustain by reason of any contract entered into or any act done, concurred in, or omitted in or about the execution of their duty or supposed duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful act, neglect or default respectively, and none of them shall be answerable for the acts, receipts, neglects, or defaults, of the other or others of them, or for joining in any receipt for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for any bankers, brokers, or other persons into whose hands any money or assets of the Company may come, or for insufficiency or deficiency of or defect of title of the Company to any security upon which any moneys of or belonging to the Company shall be placed out or invested, or for any loss, misfortune or damage resulting from any such cause as aforesaid, or which may happen in the execution of their respective offices or trusts, or in relation thereto, except the same shall happen by or through their own willful act or default respectively.

Item 21.	Exhibits and Financial Statement Schedules
(a) Exhibits
A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(3) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants, the registrants have been advised that, in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(5) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6) The undersigned registrant hereby undertakes: that for the purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 of a third party that is incorporated by reference in the registration statement in accordance with Item 1100(c)(1) of Regulation AB (17 CFR 229.1100(c)(1)) shall be determined to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(7) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Limassol, Cyprus, on January 5, 2023.

FRONTLINE PLC

By:	/s/ Lars H. Barstad
Name:	Lars H. Barstad
Title:	Principal Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Keith Billotti, Daniel Lin and Michael Indelicato his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any related registration statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

John Fredriksen	Director	January 5, 2023

/s/ James O’Shaughnessy
James O’Shaughnessy	Director	January 5, 2023

/s/ Ola Lorentzon
Ola Lorentzon	Chairman and Director	January 5, 2023

/s/ Steen Jakobsen
Steen Jakobsen	Director	January 5, 2023

/s/ Ole B. Hjertaker
Ole B. Hjertaker	Director	January 5, 2023

/s/ Marios Demetriades
Marios Demetriades	Director	January 5, 2023

/s/ Lars H. Barstad
Lars H. Barstad	Principal Executive Officer	January 5, 2023

/s/ Inger M. Klemp
Inger M. Klemp	Principal Financial Officer	January 5, 2023

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of Newark, State of Delaware, January 5, 2023.
PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative

EXHIBIT INDEX
Exhibit Number	Description
2.1
Combination Agreement and Plan of Merger, dated July 10, 2022, by and among Frontline Ltd. and Euronav NV, incorporated by reference to Exhibit 99.1 of the Company’s Form 6-K, filed with the SEC on July 12, 2022.(1)

3.1
Memorandum of Association of the Company, as amended, incorporated by reference to Exhibit 1.1 of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed with the SEC on March 21, 2014.

3.2
Amended and Restated Bye-Laws of the Company as adopted by shareholders on September 23, 2016, incorporated by reference to Exhibit 1.2 of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2016, filed with the SEC on March 16, 2017.

3.3
Certificate of Deposit of Memorandum of Share Capital, incorporated by reference to Exhibit 1.3 of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014, filed with the SEC on March 16, 2015.

3.4
Certificate of Deposit of Memorandum of Reduction of Issued Share Capital, dated February 3, 2016, incorporated by reference to Exhibit 1.4 of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015, filed with the SEC on March 21, 2016.

3.5	Amended and Restated Memorandum and Articles of Association of Frontline plc, as adopted effective as of December 30, 2022*

3.6	Form of Discontinuation Amendment to Amended and Restated Bye-Laws of the Company

4.1
Form of Ordinary Share Certificate, incorporated by reference to Exhibit 2.1 to the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015, filed with the SEC on March 21, 2016.

5.1	Opinion of K.C. Saveriades & Co. LLC, Cyprus counsel to the Company*

8.1	Opinion of MJM Limited, Bermuda counsel to the Company, with respect to certain Bermuda tax matters

8.2	Opinion of KPMG, with respect to certain Cyprus tax matters

8.3	Opinion of Seward & Kissel LLP, United States counsel to the Company, with respect to certain United States tax matters

10.1	Frontline Ltd Synthetic Share Option Scheme dated December 7, 2021 incorporated by reference to Exhibit 4.4 of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021.

21.1	Subsidiaries of Frontline plc*

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of K.C. Saveriades & Co. LLC (included in Exhibit 5.1)*

23.3	Consent of MJM Limited (included in Exhibit 8.1)

23.4	Consent of KPMG (included in Exhibit 8.2)

23.5	Consent of Seward & Kissel LLP (included in Exhibit 8.3)

24.1	Power of Attorney (contained in signature page)*

107	Filing Fee Table

*	Filed herewith.

(1) Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.